                                                                     EXHIBIT 2.2


                      CERTIFICATE OF OWNERSHIP AND MERGER
                                       OF
                            AVIARY ACQUISITION CORP.
                                  WITH AND INTO
                                VIXEL CORPORATION

                      --------------------------------------------
                        Pursuant to Section 253 of the General
                       Corporation Law of the State of Delaware
                      --------------------------------------------

        Aviary Acquisition Corp., a Delaware corporation (the "Corporation"), pursuant to Section 253 of the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

        FIRST: That the name and state of incorporation of each of the constituent corporations to the merger are as follows:

               Name                                State of Incorporation
               ----                                ----------------------
               Aviary Acquisition Corp.            Delaware
               Vixel Corporation                   Delaware

              (Vixel Corporation is referred to herein as "Vixel").

        SECOND:That the Corporation owns at least ninety percent (90%) of the issued and outstanding shares of common stock, $0.0015 par value per share, of Vixel, (the "Common Stock"), and all of the issued and outstanding shares of Series B convertible preferred stock, par value $0.001 per share (the "Series B Preferred Stock"), of Vixel, which are the only outstanding classes of capital stock of Vixel.

        THIRD: That the written consent of the Board of Directors of the Corporation, by unanimous written consent dated November 17, 2003 pursuant to
Section 141(f) of the DGCL, duly adopted resolutions authorizing the merger of the Corporation with and into Vixel, which shall be the surviving corporation (the "Surviving Corporation"), pursuant to Section 253 of the DGCL (the "Merger"). A true and complete copy of such resolutions is annexed hereto as Exhibit A. Such resolutions have not been modified or rescinded and are in full force and effect on the date hereof.

        FOURTH:That the unanimous written consent of the sole stockholder of the Corporation, in accordance with Section 228 of the DGCL, has approved the Merger pursuant to Section 253 of the DGCL. Such consent has not been modified or rescinded and is in full force and effect on the date hereof.

        FIFTH: That the name of the surviving corporation shall be Vixel Corporation.

        SIXTH: That the Restated Certificate of Incorporation (as amended) of the Surviving Corporation shall be amended in its entirety to read as set forth on Annex A attached hereto.

        SEVENTH: That this Certificate of Ownership and Merger shall be effective at 4:00 p.m., Eastern time, for accounting purposes only, November 17, 2003.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be executed in its corporate name as of this 17th day of November 2003.

                             AVIARY ACQUISITION CORP.



                             By:  /s/ Paul F. Folino
                                  --------------------------------------------
                                  Name:   Paul F. Folino
                                  Title:  President and Chief Executive Officer

                                    EXHIBIT A

                       ACTION BY UNANIMOUS WRITTEN CONSENT
                                     OF THE
                               BOARD OF DIRECTORS
                                       OF
                            AVIARY ACQUISITION CORP.


                                NOVEMBER 17, 2003

The undersigned, being all of the members of the Board of Directors of Aviary Acquisition Corp., a Delaware corporation (the "Corporation"), acting pursuant to Section 141(f) of the Delaware General Corporation Law (the "DGCL") and the bylaws of the Corporation, hereby adopt by this written consent the following resolutions with the same force and effect as if they had been adopted at a duly convened meeting of the Board of the Directors of the Corporation, and direct that this written consent be filed with the minutes of the proceedings of the Board of Directors of the Corporation.

               WHEREAS, the Corporation owns at least ninety percent (90%) of the issued and outstanding shares of common stock, $0.0015 par value per share (the "Common Stock"), of Vixel Corporation, a Delaware corporation ("Vixel"), and all of the outstanding shares of Series B convertible preferred stock, par value $0.001 per share (the "Series B Preferred Stock" and, together with the Common Stock, the "Shares" and each a "Share") of Vixel; and

               WHEREAS, the Corporation desires to be merged with and into Vixel pursuant to the provisions of Section 253 of the DGCL; and

               NOW THEREFORE BE IT RESOLVED, that effective upon the filing of an appropriate Certificate of Ownership and Merger with the Secretary of State of the State of Delaware, the Corporation merge itself (the "Merger") with and into Vixel, which shall be the surviving corporation (the "Surviving Corporation"), pursuant to Section 253 of the DGCL, and which will assume all of the liabilities and obligations of the Corporation; and

               FURTHER RESOLVED, that by virtue of the Merger, each then issued and outstanding Share that is owned by Vixel as treasury stock and each Share owned by Emulex Corporation, a Delaware corporation and the sole stockholder of the Corporation ("Emulex"), the Corporation, or any other wholly-owned subsidiary of Emulex ("Cancelled Shares") shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefore; and

               FURTHER RESOLVED, that by virtue of the Merger, each issued and outstanding Share (other than Cancelled Shares and Shares which are held by stockholders exercising appraisal rights pursuant to and in accordance with
Section 262 of the DGCL and who have complied with such Section and who shall not have any further rights as a stockholder of Vixel other than those provided under Section 262 of the DGCL) shall cease to be outstanding and shall thereafter represent the right to receive from Vixel, as the surviving corporation in the Merger, the sum of $10.00 per Share, net to the holder in cash, without interest, upon surrender of the share certificates to Computershare Trust Company of New York (the "Paying Agent"), which hereby is appointed paying agent for such purpose; and

               FURTHER RESOLVED, that by virtue of the Merger, each issued and outstanding share of the common stock of the Corporation, par value $0.001 per share, shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation; and

               FURTHER RESOLVED, that the Merger be submitted to Emulex, as the sole stockholder of the Corporation, and that, upon receiving the written consent of such stockholder, the Merger shall be approved; and

               FURTHER RESOLVED, that Vixel, as the surviving corporation in the Merger, shall notify each stockholder of record of Vixel within ten days after the effective date of the Merger that the Merger has become effective and that the stockholders may be entitled to appraisal rights under Section 262 of the DGCL; and

               FURTHER RESOLVED, that the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth on Annex A attached hereto; and

               FURTHER RESOLVED, that the President or any Vice President of the Corporation, acting individually, and the Secretary of the Corporation be, and each of them hereby is, authorized and directed to execute and acknowledge in the name of and on behalf of the Corporation a Certificate of Ownership and Merger setting forth, among other things, a copy of these resolutions and the date of their adoption; and that such officers are hereby authorized and directed to cause such executed Certificate of Ownership and Merger to be filed in the Office of the Secretary of State of the State of Delaware and to cause a certified copy of such Certificate of Ownership and Merger to be recorded in the Officer of the Recorder of Deeds of New Castle County, all in accordance with Sections 103 and 253 of the DGCL; and

               FURTHER RESOLVED, that the Merger shall become effective and the corporate existence of the Corporation shall cease upon the filing of such Certificate of Ownership and Merger with the Secretary of State of the State of Delaware in accordance with Sections 103 and 253 of the DGCL; and

               FURTHER RESOLVED, that the appropriate officers of the Corporation be, and each of them hereby is, authorized and directed to take or cause to be taken all such further actions and to execute and deliver or cause to be delivered all such further instruments and documents in the name and on behalf of the Corporation, and to incur and pay all such fees and expenses as in their judgment shall be necessary or advisable in order to carry out fully the intent and purposes of the foregoing resolutions; and

               FURTHER RESOLVED, that all actions previously taken by the officers and directors of the Corporation in connection with the transactions contemplated by these resolutions are hereby adopted, ratified, confirmed and approved in all respects.

                                                                         ANNEX A


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                Vixel Corporation

               FIRST: The name of the Corporation is Vixel Corporation (the "Corporation").

               SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

               THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

               FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 10,000 shares, all of which shall be Common Stock, each share having a par value of $0.001.

               FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

        (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

        (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

        (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

        (4) The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. Any repeal or modification of this Article FIFTH shall be prospective and shall not affect the rights under this Article FIFTH in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

        (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

               SIXTH: Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

               SEVENTH: The Corporation may indemnify to the fullest extent permitted by law any person (including the representative of such person's estate and such person's successors and assigns) made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of the Corporation or served at any other enterprise as a director, officer or employee at the request of the Corporation, and in relation thereto advance expenses to any such person.

Neither any amendment nor repeal of this Article SEVENTH nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article SEVENTH shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

               EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.